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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549






                                    FORM 8-K
                                 CURRENT REPORT






     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934






        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) - MAY 27, 1999







                             MINNESOTA POWER, INC.


                            A Minnesota Corporation
                           Commission File No. 1-3548
                   IRS Employer Identification No. 41-0418150
                            30 West Superior Street
                          Duluth, Minnesota 55802-2093
                           Telephone - (218) 722-2641


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ITEM 5.  OTHER EVENTS.

Reference is made to the Annual Report on Form 10-K for the year ended December 31, 1998 (1998 Form 10-K) of Minnesota Power, Inc. (Minnesota Power or Company) for background information on the following update. The cited reference is to the Company's 1998 Form 10-K.


Ref. Page 22 - Fifth and Six Paragraphs.
Ref. Form 8-K dated and filed February 26, 1999.

On May 27, 1999 Minnesota Power announced that it will exchange its shares of common stock in Capital Re Corporation (Capital Re) for shares of ACE Limited
(ACE). Minnesota Power has been one of Capital Re's largest shareholders since its initial investment in December 1987. Capital Re is a financial guaranty reinsurance and specialty insurance company that trades on the New York Stock Exchange under the symbol KRE. ACE through its subsidiaries, provides a broad range of insurance and reinsurance products for a diverse group of international clients. ACE trades on the New York Stock Exchange under the symbol ACL.

On May 27, 1999 Capital Re and ACE executed a letter of intent providing that ACE will acquire all of the outstanding capital stock of Capital Re in a tax deferred exchange. Under the terms of the letter, Capital Re's shareholders will receive 0.6 shares of ACE for each share of Capital Re at closing, subject to a maximum value to Capital Re shareholders of $22 per share. Minnesota Power owns
7.3 million shares, or 23 percent, of Capital Re stock, which equates to approximately 4.4 million registered shares, or 2 percent, of ACE stock. Based on the market closing price of ACE's shares on May 26, 1999, the exchange transaction would value Capital Re at $606 million, or $18.90 per share. The transaction is subject to definitive documentation, customary regulatory approvals, approval by Capital Re's shareholders and ACE's Board of Directors, confirmation of the outstanding financial strength ratings of Capital Re's principal operating subsidiaries and other customary conditions. Minnesota Power has agreed to vote its shares in favor of the exchange. Minnesota Power has also agreed to hold its shares of ACE for a period of 180 days commencing the day of closing, other than in a single private sale of all or substantially all of the original shares Minnesota Power will receive. In addition, ACE and Capital Re have agreed to a $25 million no-shop fee. Capital Re and ACE anticipate signing a definitive agreement on or before June 9, 1999.

Minnesota Power has accounted for its investment in Capital Re using the equity method. The current carrying value of the Company's equity investment in Capital Re is $138 million. Until presented with the opportunity to join ACE, Minnesota Power had no intent to sell its shares of Capital Re stock. Existing accounting rules require the Company to recognize a one-time, non-cash charge to earnings of approximately $15 million during the second quarter of 1999 due to the change in the Company's intent to hold this investment long term. The charge relates primarily to the provision for deferred taxes on the undistributed earnings of Capital Re. Upon closing, which is expected to occur later this year, final transaction valuation will occur.

This exchange has significant advantages for Minnesota Power. ACE is a larger, more diversified company than Capital Re with a market capitalization of $6.2 billion and sales of $1.5 billion for the 12 months ended March 31, 1999. The investment will provide Minnesota Power with greater financial liquidity to fund future growth initiatives in its core businesses.

In conjunction with its announcement of the ACE transaction, Capital Re also announced a reinsurance exposure of approximately $67 million due to assets which may be missing from International Financial Services Life Insurance Company. At the present time, Capital Re is unable to estimate any loss associated with this exposure or when or how extensive any recovery may be.

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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.





                                                     Minnesota Power, Inc.
                                               ---------------------------------
                                                         (Registrant)





May 27, 1999                                            D. G. Gartzke
                                               ---------------------------------
                                                        D. G. Gartzke
                                                Senior Vice President - Finance
                                                  and Chief Financial Officer





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